Exhibit 99.1

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

A Record-Breaking Year for Southern Copper

February 1st, 2022

Southern Copper Corporation (NYSE and BVL: SCCO)

•    2021 marked another important year in Southern Copper’s history. This year, net sales, net income, adjusted EBITDA and cash from operations hit record highs.

•	4Q21 net sales were $2,823.7 million, which represented a 20.1% increase with regard to 4Q20’s figure. Growth was primarily fueled by higher metal prices for our main products, which was partially offset by a decrease in the sales volume at our Peruvian operations due to bi-annual maintenance at the Ilo smelter. Metal prices increased for copper (+35.4%, LME); molybdenum (+107.5%); and zinc (+28.6%).

2021 net sales hit a record high of $10,934.1 million, which represented an increase of 36.9% over the figure reported in 2020. This growth was mainly driven by higher market metal prices for all our main products. Metal prices increased for copper (+51.1%, LME); molybdenum (+81.0%); zinc (+32.0%); and silver (+22.1%). The cooper sales volume decreased 11% for the year due to a drop in sales of copper supplied from third parties and shipment delays; the latter was attributable to the COVID 19 pandemic. I

•	Net income in 4Q21 was $833.0 million, which represented a 41.1% increase with regard to the $590.2 million registered in 4Q20. The net income margin in 4Q21 was 29.5%, versus 25.1% in 4Q20.

2021 net income was $3,387.1 million, 116.3% higher than in 2020. These significant improvements also represented historic highs for net income, which were driven by an increase in sales and by our strict cost control measures, which allowed us to absorb last year increases in fuel, power and other operating costs.

•	4Q21 adjusted EBITDA was $1,726.5 million, which represented an increase of 37.7% with regard to the $1,254.1 million registered in 4Q20. The adjusted EBITDA margin in 4Q21 was 61.1% versus 53.3% in 4Q20.

Adjusted EBITDA in 2021 also hit a historic high of $6,852.7 million; 77.1% above the figure in 2020. The adjusted EBITDA margin in 2021 was 62.7% vs 48.5% in 2020.

•	Cash flow from operating activities in 2021 was $4,292.4 million another historic high, which represented an increase of 54.2% over the $2,763.6 million posted in 2020. This improvement was attributable to strong cash generation at our operations, which was driven by an uptick in metal prices and in cost-control efficiencies.

•	Copper production registered a decrease of 8.5% in 4Q21 in quarter-on-quarter terms. Lower production at all our mines was attributable to lower ore grades and recoveries.

2021 Copper production decreased 4.3% YoY to 958,200 tons. However, this mark was 1.6% higher than our year plan of 943,000 tons. With the exception of the Cuajone operation, where production levels were similar to those registered in 2020, a decrease in yearly copper production was reported by all our mines due to a temporary drop in ore grades and recoveries.

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

For the years 2021 and 2022, our optimized mining plan for the Buenavista and Toquepala operations directed mining efforts to areas where ore grades and recoveries are lower than long-term averages. In this scenario, we expect to produce 922,000 tons of copper in 2022. After this year, we believe our 2023 production will bounce back to one million tons of copper. By the end of this decade, as our organic growth projects mature, we expect to hit the 1.8 million-ton copper production mark.

•	Quarter by-product production: Molybdenum production increased (+5.6%) in 4Q21 compared to 4Q20 due to an uptick in production at both the Toquepala and Buenavista mines; these results were partially offset by lower production at the Cuajone and La Caridad mines. Mined zinc production decreased 1.6% this quarter due to lower production at the Santa Barbara unit (-12.8%), which was partially offset by higher production at the San Martin mine (+18.1%). Mined silver production decreased by 16.3% in 4Q21 after production fell at our IMMSA, Buenavista and Toquepala operations.

Year by-product production: Molybdenum production was 30,262 tons in 2021, which was slightly higher than the figure in 2020 due to an uptick in production at the Toquepala mine. Mined zinc production decreased 2.9% YoY due to lower production at the Santa Barbara mine, which was partially offset by higher production at the San Martin and Charcas mines. Mined silver production fell 12.0% in 2021 due to lower production at our IMMSA, Buenavista and Toquepala operations. This decrease was offset by a Cuajone mine increase in production.

•	4Q21 Operating cash cost per pound of copper, net of by-product revenue credits, was $0.76, which represented an increase of 13.4% compared to the $0.67 reported in 4Q20. The aforementioned result was mainly attributable to an increase in the production cost and to the unit cost effect generated by a decrease in pounds of copper produced; this was partially offset by-product revenue credits.

2021’s Operating cash cost per pound of copper, net of by-product revenue credits, was $0.67, which represented a reduction of 3.0% compared to the $0.69 reported in 2020. This result was mainly attributable to an increase in by-product revenue credits, which was partially offset by an uptick in production costs.

•	In 2021, we spent $892.3 million on capital investments, which reflected a 50.7% increase YoY and represented 26.3% of net income in 2021.

•	Michiquillay project. On November 12, 2021, the Company signed a Social Agreement with the Encañada Community. We believe that this Social Agreement and the agreement signed with Michiquillay Community in September represent an opportunity to improve the quality of life of area residents via strong social programs and backed by a solid framework for technical work at the project level. We expect to begin an in-depth exploration program during the 1H22.

•	Dividends: On January 27, 2022, the Board of Directors authorized a dividend of $1.00 per share payable on March 2nd, 2022 for shareholders of record at the close of business on February 15th, 2022.

4Q21	www.southerncoppercorp.com	Page 2 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “We are very pleased to announce the Company hit new records in 2021 for sales, adjusted EBITDA, net income and cash from operations. These results clearly reflect the significant efforts our corporation has made in the last decade to double our copper production capacity to one million tons while maintaining our cost control measures. The positive environment we see for copper prices and our strong pipeline of high-potential projects make us optimistic about Southern Copper´s capacity to deliver attractive results to our shareholders in coming years.

As the world braces for the economic effects of this new COVID-19 wave, particularly in terms of work force attrition, we have stepped up safety measures to preserve the health of our workers, the vast majority of whom are fully vaccinated. Throughout 2021, the bulk of our workforce has remained available for duties, which has allowed us to roll out maintenance activities and capture opportunities for efficiencies. In tandem, we continue to recover normal operating levels at all of our mines and are bringing capital investment execution levels up to speed.

Key Financial Data

	Fourth Quarter				Twelve Months
			Variance				Variance
	2021	2020	$	%	2021	2020	$	%
	(in millions except per share amount and %s)
Sales (R)	$2,823.7	$2,350.7	$473.0	20.1%	$10,934.1	$7,984.9	$2,949.2	36.9%
Cost of sales	1,037.6	1,048.5	-10.9	(1.0)%	3,894.4	3,929.8	-35.4	(0.9)%
Operating income	1,530.6	1,066.4	464.2	43.5%	6,065.1	3,120.7	2,944.4	94.4%
Net income (R)	$833.0	$590.2	$242.8	41.1%	$3,397.1	$1,570.4	$1,826.7	116.3%
Net income margin	29.5%	25.1%	4.4pp	17.5%	31.1%	19.7%	11.4pp	57.9%
Adjusted EBITDA (R)	1,726.5	1,254.1	472.4	37.7%	6,852.7	3,868.8	2,983.9	77.1%
Adjusted EBITDA margin	61.1%	53.3%	7.8pp	14.6%	62.7%	48.5%	14.2pp	29.3%
Income per share	$1.08	$0.76	$0.32	42.1%	$4.39	$2.03	$2.36	116.3%
Capital investments	196.7	243.4	-46.7	(19.2)%	892.3	592.2	300.1	50.7%

R = Historic record

4Q21	www.southerncoppercorp.com	Page 3 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Capital Investments

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

On January 7th 2021, the mayor of the Islay province (Arequipa, Peru) awarded a City Diploma to SPCC in recognition of the Company’s efforts to assist the population of Islay during the COVID-19 pandemic. Notably, SPCC also provided a portable oxygen plant to a local hospital and financed a COVID monitoring unit that aided more than 7,000 people in 2021. This year, SPCC fortified its relation with the regional government and successfully overcame its opposition to project initiation. This new consensus was reflected in an agreement for “works for taxes” for projects relative to health facilities and roads. Our efforts to ensure the current and long-term welfare of the population in the area of influence of the Tia Maria project were recognized by several local associations, which sent letters to the National Government to request project initiation. In July 2021, the Ministry of Energy and Mines sent a missive to Southern Copper recognizing its progress in securing social acceptance of the Tia Maria project.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs (3,600 direct and 5,400 indirect) that we expect to generate during Tia Maria’s construction. When operating, we expect Tia Maria to directly employ 600 workers and indirectly provide jobs for another 4,200. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region via royalties and taxes.

We expect the Peruvian government to continue to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates indicate the presence of 545 million tons of mineralized material with a copper content of 0.59%, molybdenum content of 0.04% and 0.039 grams of gold per ton, as well as 181 million tons of mineralized leachable material with a total copper content of 0.357%. Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2027. In 2021, we continued to engage in social and environmental improvements for the local communities and worked on the project’s environmental impact assessment.

Michiquillay - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. The Company has created a multidisciplinary management team to plan the development of this project. As part of this plan, the Company has established venues of contact with the local and regional authorities and communities to promote programs for sustainable development in the area. As we stated above, in 2021, the Company signed a Social Agreement with the Michiquillay and the Encañada Communities and, on October 1, 2021, the Peruvian Ministry of Energy and Mines approved the semi-detailed Environmental Impact Study for the project.

4Q21	www.southerncoppercorp.com	Page 4 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

The Social Agreements with the Michiquillay and the Encañada communities represent an opportunity to improve the quality of life of the residents of those communities via our strong social programs and backed by a solid framework for technical work at the project level. These events are important steps that will allow Southern Copper to initiate an in-depth exploration program in the first half of 2022.

Michiquillay is a world class mining project with estimated mineralized material of 1,150 million tons with an estimated copper grade of 0.63%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2028. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the engineering study. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Procurement has progressed 96% and all the main equipment is on site. Construction site works are in progress. The project has all the necessary permits and the capital budget is $413 million. As of December 31, 2021, we had invested $217 million in this project. We expect to initiate operations in 2023. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks has been built and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.31% from La Caridad). The budget for Pilares is $159 million of which we have invested $75.9 million. We expect the project to begin production in the 2H22.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 281 million tons of ore with an average copper grade of 0.301%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.  We expect production to begin in 2024 and the mine life is estimated at 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. Basic engineering study is finished and the Company continues developing project and site environmental activities.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 2.4 billion tons with an ore grade of 0.422%; 0.3 billion tons of leach material with an ore grade of 0.288%; and 0.11 grams of gold per ton. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold with an estimated capital budget of $2.9 billion. The Company has completed the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. Several years back, we began to acquire the rights to all relevant mining concessions in the area; this process was completed in 2020.

Lime Plant - Sonora: As part of our cost improvement projects, we are building a new lime plant with a production capacity 600 metric tons per day, which will be the largest lime plant of Mexico. This facility will allow us to reduce to approximately 50% our current lime cost at our Mexican operations. The total budget for the plant is $63 million, of which we have spent $43 million. We expect this project initiate operations in 3Q22.

4Q21	www.southerncoppercorp.com	Page 5 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Environmental, Social & Governance (ESG) Investment

Southern Copper Corporation’s rating increased by 22% in the 2021 Corporate Sustainability Assessment of S&P Global. This rating, which reflects a continuous upward trend, earned us a place in the Dow Jones Sustainability Index for the third consecutive year. Our performance was 22% better than in 2020, situated 79% above the average registered by Mining and Metal Industry. This result was thanks to the good ratings we obtained for business ethics, labor relations, community development, environmental and social reporting, human rights, water management and climate change, among others.

Southern Copper Corporation is part of Copper Mark, a voluntary assurance framework that promotes responsible production practices in the copper industry that contribute to the UN Sustainable Development Goals. The La Caridad open pit mine and the Sonora Metallurgical Complex (smelter and refinery) are the first units to meet this commitment. Our vision is to guarantee clients, investors, communities and other stakeholders that the copper produced in all the Company’s units fulfill Copper Mark’s strict criteria (32 in total) for environmental, social and governance aspects. Fulfillment must be verified by an independent auditor.

Responsible production is an essential part of our sustainable development strategy, which is comprised of specific goals and objectives in areas such as water management, climate change and mining waste, human talent, occupational safety and health, labor relations, community development, among others. Our sustainable development policies can be found on the Grupo México website.

In the context of the agreement signed by Southern Copper Corporation and the Ministry of Health of Peru (MINSA), more than one million doses of COVID-19 vaccines were applied in five regions of Peru (Apurimac, Arequipa, Cajamarca, Moquegua y Tacna) where Southern Copper Corporation has operations or projects. This achievement surpasses the agreed goal of 850 thousand doses set for these regions, covering approximately 48% of their population.

Minera México has invested approximately $600,000 to purchase and operate a molecular laboratory for PRC tests in the community of Cananea, Sonora. This facility is offering testing to members of the community and beneficiaries of the Federal Public Health System. The federal sanitary authority is currently using the Company facilities as vaccination sites, where Minera México’s personnel is providing medical support, food and technical assistance to register vaccination in the official portal of the Mexican Federal Government.

Conference Call

The Company’s fourth quarter earnings conference call will be held on February 2nd, 2022, beginning at 11:00 AM – EST (11:00 AM Lima and 10:00 AM Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.

629-228-0768 outside the U.S.

Raul Jacob, SCC Vice President of Finance, Treasurer & CFO

Conference ID:	9159410 and “Southern Copper Corporation Fourth Quarter 2021 Earnings Results”

4Q21	www.southerncoppercorp.com	Page 6 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80
2Q 2021	4.40	4.43	13.89	1.32	26.78	1,816.49
3Q 2021	4.25	4.30	18.43	1.36	24.28	1,789.44
4Q 2021	4.40	4.38	18.53	1.53	23.36	1,794.58
Average 2021	4.23	4.24	15.51	1.36	25.18	1,799.58

1Q 2020	2.56	2.57	9.56	0.97	16.87	1,583.23
2Q 2020	2.42	2.43	8.24	0.89	16.54	1,710.51
3Q 2020	2.96	2.94	7.57	1.06	24.59	1,911.36
4Q 2020	3.25	3.26	8.93	1.19	24.50	1,873.24
Average 2020	2.80	2.80	8.57	1.03	20.62	1,769.59

Variance: 4Q21 vs. 4Q20	35.4%	34.4%	107.5%	28.6%	(4.7)%	(4.2)%
Variance: 4Q21 vs. 3Q21	3.5%	1.9%	0.5%	12.5%	(3.8)%	0.3%
Variance: 2021 vs. 2020	51.1%	51.4%	81.0%	32.0%	22.1%	1.7%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	%	2021	2020	%
Copper (tons)
Mined	237,542	259,744	(8.5)%	958,200	1,001,368	(4.3)%
3rd party concentrate	665	6,171	(89.2)%	7,266	32,314	(77.5)%
Total production	238,207	265,915	(10.4)%	965,466	1,033,682	(6.6)%
Smelted	144,115	169,257	(14.9)%	598,569	633,801	(5.6)%
Refined and Rod	190,333	211,541	(10.0)%	785,936	806,162	(2.5)%
Sales	227,849	256,285	(11.1)%	931,171	1,045,953	(11.0)%

Molybdenum (tons)
Mined	7,977	7,554	5.6%	30,262	30,248	0.0%
Sales	8,018	7,516	6.7%	30,319	30,258	0.2%

Zinc (tons)
Mined	16,487	16,763	(1.6)%	66,958	68,930	(2.9)%
Refined	21,217	26,766	(20.7)%	92,672	102,440	(9.5)%
Sales	20,921	26,991	(22.5)%	91,570	104,752	(12.6)%

Silver (000s ounces)
Mined	4,526	5,406	(16.3)%	18,962	21,540	(12.0)%
Refined	3,681	3,826	(3.8)%	13,691	13,888	(1.4)%
Sales	4,891	5,369	(8.9)%	19,204	22,366	(14.1)%

4Q21	www.southerncoppercorp.com	Page 7 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	VAR %	2021	2020	VAR %
	(in millions, except per share amount)
Net sales:	$2,823.7	$2,350.7	20.1%	$10,934.1	$7,984.9	36.9%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,037.6	1,048.5	(1.0)%	3,894.4	3,929.8	(0.9)%
Selling, general and administrative	32.3	32.2	0.3%	125.2	126.2	(0.8)%
Depreciation, amortization and depletion	206.6	192.8	7.2%	806.0	775.6	3.9%
Exploration	16.6	10.8	53.7%	43.4	32.6	33.1%
Total operating costs and expenses	1,293.1	1,284.3	0.7%	4,869.0	4,864.2	0.1%

Operating income	1,530.6	1,066.4	43.5%	6,065.1	3,120.7	94.4%

Interest expense, net of capitalized interest	(89.4)	(88.6)	0.9%	(357.1)	(366.6)	(2.6)%
Other income (expense)	(10.7)	(5.1)	109.8%	(18.4)	(27.5)	(33.1)%
Interest income	2.0	4.3	(53.5)%	7.2	19.2	(62.5)%
Income before income tax	1,432.5	977.0	46.6%	5,696.8	2,745.8	107.5%
Income taxes	595.4	389.7	52.8%	2,299.2	1,174.4	95.8%
Net income before equity earnings of affiliate	837.1	587.3	42.5%	3,397.6	1,571.4	116.2%
Equity earnings of affiliate	(0.7)	5.4	(113.0)%	13.6	6.4	112.5%
Net Income	836.4	592.7	41.1%	3,411.2	1,577.8	116.2%

Less: Net income attributable to non-controlling interest	3.4	2.5	36.0%	14.1	7.4	90.5%

Net Income attributable to SCC	$833.0	$590.2	41.1%	$3,397.1	$1,570.4	116.3%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.08	$0.76	42.1%	$4.39	$2.03	116.3%
Dividends paid	$1.00	$0.50	100.0%	$3.20	$1.50	113.3%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

4Q21	www.southerncoppercorp.com	Page 8 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$3,002.0	$2,183.6
Short-term investments	486.9	410.8
Accounts receivable	1,446.6	1,136.6
Inventories	972.9	950.2
Other current assets	231.2	134.0
Total current assets	6,139.6	4,815.2

Property, net	9,464.4	9,458.7
Leachable material, net	1,097.6	1,125.0
Intangible assets, net	138.1	143.0
Right-of-use assets	916.3	979.0
Deferred income tax	316.2	230.0
Other assets	225.4	195.6
Total assets	$18,297.6	$16,946.5

LIABILITIES
Current liabilities:
Current portion of long-term debt	$299.7	$-
Accounts payable	591.9	594.6
Income taxes	832.6	340.9
Accrued workers’ participation	325.7	247.8
Other accrued liabilities	200.1	201.5
Total current liabilities	2,250.0	1,384.8

Long-term debt, net of current portion	6,247.9	6,544.2
Lease liabilities	842.4	908.4
Deferred income taxes	118.3	159.4
Other liabilities	68.3	128.7
Asset retirement obligation	562.9	545.0
Total non-current liabilities	7,839.8	8,285.7

EQUITY
Stockholders’ equity:
Common stock	3,462.9	3,450.3
Treasury stock	(3,074.0)	(3,063.5)
Accumulated comprehensive income	7,760.3	6,838.0
Total stockholders’ equity	8,149.2	7,224.8
Non-controlling interest	58.6	51.2
Total equity	8,207.8	7,276.0

Total liabilities and equity	$18,297.6	$16,946.5

As of December 31, 2021 and December 31, 2020 there were 773.1 million shares outstanding.

4Q21	www.southerncoppercorp.com	Page 9 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(in millions)
OPERATING ACTIVITIES
Net income	$836.4	$592.7	$3,411.2	$1,577.8
Depreciation, amortization and depletion	206.6	192.8	806.0	775.6
Deferred income tax	(26.2)	(6.3)	(126.3)	(63.5)
Change in operating assets and liabilities	160.7	293.1	190.7	483.7
Other, net	50.2	23.4	10.8	10.0
Net cash provided by operating activities	1,227.7	1,095.7	4,292.4	2,783.6

INVESTING ACTIVITIES
Capital investments	(196.7)	(243.4)	(892.3)	(592.2)
Sale (purchase) of short-term investment, net	139.9	(380.1)	(76.1)	(330.1)
Other, net	(4.0)	5.2	(4.5)	6.5
Net cash used in investing activities	(60.8)	(618.3)	(972.9)	(915.8)

FINANCING ACTIVITIES
Debt repaid	-	-	-	(400.0)
Dividends paid	(773.1)	(386.5)	(2,473.8)	(1,159.6)
Distributions to non-controlling interest	(2.2)	(1.6)	(6.7)	(4.1)
Other	0.1	(0.1)	0.3	0.4
Net cash used in financing activities	(775.2)	(388.2)	(2,480.2)	(1,563.3)

Effect of exchange rate changes on cash	26.6	(51.0)	(20.9)	(46.0)

Increase/(Decrease) in cash and cash equivalents	$418.3	$38.2	$818.4	$258.5

4Q21	www.southerncoppercorp.com	Page 10 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

4Q21	www.southerncoppercorp.com	Page 11 of 12

FOURTH QUARTER AND YEAR 2021 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable	Fourth Quarter		Year
to SCC to adjusted EBITDA	2021	2020	2021	2020
Net income attributable to SCC	$833.0	$590.2	$3,397.1	$1,570.4
Add:
Net income attributable to the non-controlling interest	3.4	2.5	14.1	7.4
Income taxes	595.4	389.7	2,299.2	1,174.4
Interest expense	89.4	88.6	357.1	366.6
Depreciation, amortization and depletion	206.6	192.8	806.0	775.6
Less:
Equity earnings of affiliate	0.7	(5.4)	(13.6)	(6.4)
Interest income	(2.0)	(4.3)	(7.2)	(19.2)
Adjusted EBITDA	$1,726.5	$1,254.1	$6,852.7	$3,868.8

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation,	4th quarter 2021		4th quarter 2020		Year 2021		Year 2020
amortization and depletion) to Operating Cash Cost before by- product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,037.6	207.2	1,048.5	190.6	3,894.4	1.90.7	3,929.8	184.0
Add:
Selling, general and administrative expenses	32.3	6.5	32.2	5.9	125.2	6.1	126.2	5.9
Treatment and refining charges net of sales premiums	0.3	0.1	(2.8)	(0.5)	(25.6)	(1.3)	17.0	0.8
Less:
Workers participation	(17.0)	(3.4)	(91.3)	(16.6)	(267.2)	(13.1)	(263.9)	(12.4)
Purchased concentrates from third parties	(53.3)	(10.6)	(76.4)	(13.9)	(225.8)	(11.1)	(495.2)	(23.2)
Other charges	(92.8)	(18.7)	(72.9)	(13.3)	(158.6)	(7.8)	(171.6)	(8.0)
Inventory change	13.9	2.8	(47.7)	(8.7)	15.0	0.7	(218.6)	(10.2)
Operating cash cost before by-product revenues	921.0	183.9	789.6	143.5	3,357.4	164.4	2,923.7	136.9

Less by-products revenue	(539.5)	(107.7)	(420.0)	(76.3)	(1,997.7)	(97.8)	(1,455.9)	(68.2)

Operating cash cost, net of by-products revenue	381.5	76.2	369.6	67.2	1,359.7	66.6	1,467.8	68.7

Total pounds of copper produced, in millions		500.7		550.1		2,041.7		2,136.1

4Q21	www.southerncoppercorp.com	Page 12 of 12